Exhibit 10.1

EXECUTION VERSION

U.S. $400,000,000
CREDIT AGREEMENT
Dated as of October 15, 2015
between
THE GAP, INC.
as the Company, and
THE BANK OF NOVA SCOTIA
as the Lender

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCE

ARTICLE III
PAYMENTS, TAXES, EVIDENCE OF DEBT, ETC

ARTICLE IV
CONDITIONS OF LENDING
Section 4.01Conditions Precedent to Effectiveness of This Agreement ......................21
Section 4.02Conditions Precedent to the Advance ......................................................22

ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.01Representations and Warranties of the Company .....................................23

ARTICLE VI
COVENANTS OF THE COMPANY

ARTICLE VII
EVENTS OF DEFAULT

i

TABLE OF CONTENTS
(continued)
Page

Section 7.01Events of Default ......................................................................................29

ARTICLE VIII
MISCELLANEOUS

ii

CREDIT AGREEMENT, dated as of October 15, 2015 (this “Agreement”), between The Gap, Inc., a Delaware corporation (the “Company”), as borrower, and The Bank of Nova Scotia, as lender (the “Lender”).
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01     Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Advance” means an extension of credit by the Lender to the Company under ARTICLE II.
“Advance/Continuation Notice” means a notice of (a) a Borrowing or (b) a continuation of all or a portion of the Advance, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Company.
“Advance Termination Date” has the meaning specified in Section 2.01.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.
“Applicable Margin” has the meaning specified in Section 2.06.
“Borrowing” means a portion of the Advance having the same Interest Period.
“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in New York City or where the Lender’s Office with respect to Obligations denominated in Dollars is located and (b) any day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
“Capital Lease” of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee, which lease should, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.
“Capital Lease Obligations” means the obligations of any Person to pay rent or other amounts under a Capital Lease, the amount of which is required to be capitalized on the balance sheet of such Person in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), and any regulations promulgated thereunder.
“Change of Control” means the occurrence, after the date of this Agreement, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company ceasing for any reason to constitute a majority of the Board of Directors of the Company unless the Persons replacing such individuals were nominated or approved by the Board of Directors of the Company; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over securities of the Company (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; provided, that, the Person or group of Persons referred to in clauses (i) and (iii) of this definition of Change of Control shall not include any Person listed on Schedule II or any group of Persons in which one or more of the Persons listed on Schedule II are members.
“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.
“Commitment” means, as to the Lender, its obligation to make the Advance to the Company pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed $400,000,000.
“Confidential Information” means certain non-public, confidential or proprietary information and material disclosed, from time to time, either orally, in writing, electronically or in some other form by the Company in connection with the Loan Documents. Confidential Information shall include, but not be limited to non-public, confidential or proprietary information, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, documentation, screens, icons, schematics, software programs, source documents and other MIS related information; contracts, customer lists, financial information, financial forecasts, sales and marketing plans and information and business plans, products and product designs; textile projections and results; ideas, designs and artwork for all types of marketing, advertising, public relations and commerce (including ideas, designs and artwork related to the World Wide Web and any Web Site of the Company or any Subsidiary); textile designs; advertising, strategies, plans and results; sourcing information; vendor lists, potential product labeling and marking ideas; all materials including, without limitation, documents, drawings, samples, sketches, designs, and any other information concerning, color palette and color standards furnished to a Recipient by the Company or any Subsidiary; customer base(s); and other non-public information relating to the Company’s or any Subsidiary’s business.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.
“Consolidated” and any derivative thereof each means, with reference to the accounts or financial reports of any Person, the consolidated accounts or financial reports of such Person and each Subsidiary of such Person determined in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements of the Company referred to in Section 5.01(f).
“Constitutive Documents” means, with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, certificate of limited partnership, partnership agreement, trust agreement, joint venture agreement, certificate of formation, articles of organization, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organization or formation of such Person.
“Credit Extension” means the Advance made or to be made to the Company.
“Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price (excluding any deferred purchase price that constitutes an account payable incurred in the ordinary course of business) of property or services, (ii) all obligations of such Person in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of such Person or to purchase, redeem or acquire for value any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, (iii) all obligations of such Person evidenced by bonds, notes, debentures, convertible debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement (other than under any such agreement which constitutes or creates an account payable incurred in the ordinary course of business) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default, acceleration, or termination are limited to repossession or sale of such property), (v) all Capital Lease Obligations, (vi) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, (vii) all Debt referred to in clause (i), (ii), (iii), (iv), (v), or (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt and (viii) all mandatorily redeemable preferred stock of such Person, valued at the applicable redemption price, plus accrued and unpaid dividends payable in respect of such redeemable preferred stock.
“Default” means an event which would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.
“Default Rate” means an interest rate equal to the interest rate (including the Applicable Margin for the Advance) otherwise applicable to the Advance or any portion thereof plus 2.0% per annum.
“Dollars,” “dollars” and the sign “$” each means lawful money of the United States.
“Effective Date” has the meaning specified in Section 4.01.
“Environmental Law” means any Requirement of Law relating to (a) the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances, (b) pollution or the protection of the environment, health, safety or natural resources or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, including, without limitation, CERCLA, in each case as amended from time to time, and including the regulations promulgated and the rulings issued from time to time thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group of which the Company is a member or which is under common control with the Company within the meaning of Section 414 of the Code, and the regulations promulgated and rulings issued thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Event” means a reportable event with respect to a Plan within the meaning of §4043 of ERISA.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurocurrency Rate” means for any Interest Period with respect to the Advance comprising part of the same Borrowing, the rate per annum equal to the London

Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that (x) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement and (y) to the extent a comparable or successor rate is approved by the Lender in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender.
“Eurocurrency Rate Reserve Percentage” of the Lender for any Interest Period for any portions of the Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
“Events of Default” has the meaning specified in Section 7.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, United States Federal withholding taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in an Advance or Commitment or (ii) the Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.02(a)(ii) or (c), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its Lending Office, and (d) any Taxes imposed pursuant to FATCA.
“Extension Option” has the meaning specified in Section 2.11.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date hereof (and any successor or comparable provision that is not materially more onerous), any present or future Treasury Regulations issued thereunder or interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between the United States and any other jurisdiction to implement Sections 1471 through 1474 of the Code (an “IGA”), and any law, regulation or other official guidance enacted in any jurisdiction implementing Sections 1471 through 1474 of the Code or an IGA.
“Fiscal Quarter” means any quarter in any Fiscal Year, the duration of such quarter being defined in accordance with GAAP applied consistently with that applied in the preparation of the Company’s financial statements referred to in Section 5.01(f).
“Fiscal Year” means a fiscal year of the Company and its Subsidiaries.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to Section 6.03.
“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.
“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
“Hazardous Substance” means (i) any hazardous substance or toxic substance as such terms are presently defined or used in § 101(14) of CERCLA (42 U.S.C. § 9601(14)), in 33 U.S.C. § 1251 et. seq. (Clean Water Act), or 15 U.S.C. § 2601 et. seq. (Toxic Substances Control Act) and (ii) as of any date of determination, any additional substances or materials which are hereafter incorporated in or added to the definition of “hazardous substance” or “toxic substance” for purposes of CERCLA or any other applicable law.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Interest Period” means, for any portion of the Advance comprising part of the same Borrowing, the period commencing on the date of such portion of the Advance and ending on the last day of the period selected by the Company pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions below. The duration of each such Interest Period shall be 1, 2, 3 or 6 months, in each case as the Company may, upon notice received by the Lender not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(i)    the Company may not select any Interest Period which ends after the Termination Date;
(ii)    Interest Periods commencing on the same date any portion of the Advance comprising part of the same Borrowing shall be of the same duration;
(iii)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for any portion of the Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
(iv)    the Company may request in an Advance/Continuation Notice an Interest Period of a duration other than 1, 2, 3, or 6 months for any portion of the Advance and the Interest Period for such portion of the Advance shall be for such period, if, and only if, the Lender determines a Eurocurrency Rate for the tenor of such Interest Period and the Lender does not notify the Company pursuant to Section 2.06(a) that the Eurocurrency Rate for such Interest Period will not adequately reflect the cost to the Lender of making, funding or maintaining the Advance for such Interest Period; if both of the preceding conditions are not satisfied with respect to such requested Interest Period, the duration of the requested Interest Period shall be the alternative specified in the Advance/Continuation Notice, or, if no alternative Interest Period is selected, 6 months; and
(v)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means The Bank of Nova Scotia, or any eligible assignee hereunder.
“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule I, or such other address or account with respect to such currency as the Lender may from time to time notify the Company.
“Lending Office” means the office or offices of the Lender at The Bank of Nova Scotia, 650 West Georgia Street, Suite 1800, Vancouver, British Columbia V6B 4N7, Canada, or such other office or offices as the Lender may from time to time notify to the Company, which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate. Unless the context otherwise requires each reference to the Lender shall include its applicable Lending Office.
“Lien” means any assignment, chattel mortgage, pledge or other security interest or any mortgage, deed of trust or other lien, or other charge or encumbrance, upon property or rights (including after-acquired property or rights), or any preferential arrangement with respect to property or rights (including after-acquired property or rights) which has the practical effect of constituting a security interest or lien.
“Loan Documents” means, collectively, this Agreement and any note delivered pursuant to Section 3.03(b), in each case as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof.
“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), results of operations, or prospects of the Company and its Subsidiaries, taken as a whole; provided, that a downgrade of the Company’s public debt ratings or a Negative Pronouncement shall not by itself be deemed to be a material adverse change; provided, further, the occurrence or subsistence of any such material adverse change which has been disclosed (a) by the Company in any filing made with the

Securities and Exchange Commission prior to the date of this Agreement or (b) by the Company in a public announcement prior to the date of this Agreement, shall not constitute a Material Adverse Change.
“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Negative Pronouncement” means a public announcement by either S&P or Moody’s in respect to a possible downgrade of, or negative outlook with respect to, the public debt rating of the Company.
“Note” means a promissory note made by the Company in favor of the Lender, in substantially the form of Exhibit B hereto, evidencing the aggregate indebtedness of the Company to the Lender resulting from Advance to be made by the Lender hereunder.
“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 7.01(e). Without limiting the generality of the foregoing, the Obligations of the Company under the Loan Documents include (a) the obligation to pay principal, interest, commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnity payments and other amounts payable by the Company under any Loan Document and (b) the obligation of the Company to reimburse any amount in respect of any of the foregoing items that the Lender, in its sole discretion, may elect to pay or advance on behalf of the Company.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any portion of the Advance or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Amount” means with respect to the Advance on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any portion of the Advance.
“Person” means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained by the Company or any ERISA Affiliate for its employees and subject to Title IV of ERISA.
“Recipient” has the meaning specified in Section 8.11.
“Register” has the meaning specified in Section 8.07(b).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations and awards of an arbitrator, a court or any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.
“Responsible Officer” means, with respect to any certificate, report or notice to be delivered or given hereunder, unless the context otherwise requires, the president, chief executive officer, chief financial officer or treasurer of the Company or other executive officer of the Company who in the normal performance of his or her operational duties would have knowledge of the subject matter relating to such certificate, report or notice and, solely for purposes of notices given pursuant to ARTICLE II, any other officer or employee of the Company so designated by any of the foregoing officers in a notice to the Lender.

“Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 20, 2015, by and among the Company, certain of its Subsidiaries party thereto, the banks and financial institutions party thereto, as lenders, and Bank of America, N.A., as administrative agent, as such agreement may be amended, restated or otherwise modified from time to time; provided that, for the purposes of Section 6.02(e) and Section 7.01(h), the covenants and events of default (and any related provisions) in the Revolving Credit Agreement in effect at the time the Revolving Credit Agreement terminates, shall continue to be effective for the purposes of Section 6.02(e) and Section 7.01(h); provided, further, any amendments, supplements or modifications becoming effective within the 30-day period prior to the later of the dates when the commitments under the Revolving Credit Agreement are terminated or all obligations thereunder are paid in full, shall be considered part of the Revolving Credit Agreement only if the Lender so agrees.
“Same Day Funds” means immediately available funds.
“Sanctioned Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.
“Subsidiary” means, with respect to any Person, any corporation, partnership, trust or other Person of which more than 50% of the outstanding capital stock (or similar property right in the case of partnerships and trusts and other Persons) having ordinary voting power to elect a majority of the board of directors of such corporation (or similar governing body or Person with respect to partnerships and trusts and other Persons) (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means October 15, 2016, or the earlier date of termination in whole of the Commitments pursuant to Section 2.06(a) or Section 7.01 or as extended by exercise of the Extension Option pursuant to Section 2.11.
“United States Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
Section 1.02     Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
Section 1.03     Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time, except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. Notwithstanding any change in GAAP occurring after the Effective Date, the computations of all financial ratios and requirements set forth in any Loan Document shall continue to be computed in accordance with GAAP prior to such change therein.
Section 1.04     Times of Day. (Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCE
Section 2.01     Advance. The Lender agrees, on the terms and conditions hereinafter set forth, to make an Advance to the Company on any single Business Day during the period from the Effective Date until October 25, 2015 (the “Advance Termination Date”) in an aggregate amount not to exceed the Commitment. Amounts borrowed and repaid or prepaid may not be reborrowed. The Advance shall be denominated in Dollars.
Section 2.02     Making the Advance.
(a)    The Borrowing and each continuation of the Advance shall be made upon the Company’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 11:00 a.m. three Business Days prior to the requested date of the Borrowing of or continuation of the Advance. Each telephonic notice by the Company pursuant to this Section 2.02 must be confirmed promptly by delivery to the Lender of a written Advance/Continuation Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Advance/Continuation Notice (whether telephonic or written) shall specify (i) whether the Company is requesting the Advance or a continuation of all or a portion the Advance, (ii) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Advance to be borrowed or continued and (iv) the duration of the Interest Period with respect thereto. Unless the Company provides a notice requesting a continuation, the Advance shall be continued with an Interest Period of one month. If the Company requests a Borrowing or continuation of the Advance in any such Advance/Continuation Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of an Advance/Continuation Notice, upon satisfaction of the applicable conditions set forth in Section 4.01, the Lender shall make all Advance funds either by wire transfer of such funds or by crediting the account of the Company on the books of the Lender in immediately available funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Company.
(c)    There shall not be more than six Interest Periods in effect at any time.
Section 2.03     Additional Fees. There are no upfront or other commitment fees due under this Agreement.
Section 2.04     Termination and Reduction of the Commitment. Immediately after the initial Borrowing, the unused portion, if any, of the Commitment shall terminate. On the Advance Termination Date, the unused portion, if any, of the Commitment shall terminate.
Section 2.05     Repayment of the Advance. The Company shall repay to the Lender the aggregate principal amount of the Advance outstanding on the Termination Date. The Company may voluntarily prepay the Advance, in whole or in part, in accordance with Section 2.08.
Section 2.06     Interest on the Advance.
(a)    Standard Interest. The Company shall pay interest on the unpaid principal amount of the Advance made to it by the Lender from the date of the Advance until such principal amount shall be paid in full, at a rate per annum equal at all times during each Interest Period for such portion of the Advance to the sum of (x) the Eurocurrency Rate for such Interest Period plus (y) 0.75%, or, upon the exercise of the Extension Option, 0.85% (the “Applicable Margin”), such interest to be payable on the last day of each Interest Period and if such Interest Period has a duration of more than three months, on each three month anniversary of the first day of such Interest Period (unless such day is not a Business Day, in which case such payment shall be due on the following Business Day).
(b)    Default Interest. (i)  If any amount of principal of the Advance is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirement of Law; (ii) If any amount (other than principal of the Advance) payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirement of Law; (iii) Upon the request of the Lender, while any Event of Default exists, the Company shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirement of Law; (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon written demand.
Section 2.07     Interest Rate Determination.
(a)    The Lender shall give prompt notice to the Company of the applicable interest rate determined by the Lender for purposes of Section 2.06.
(b)    If the Lender determines that for any reason in connection with any Advance/Continuation Notice that (i) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to any portion of the Advance or continuation or (ii) the Eurocurrency Rate for any requested Interest Period with respect to the Advance or continuation does not adequately and fairly reflect the cost to the Lender of funding such portion of the Advance or continuation, the Lender will promptly so notify the Company. Thereafter the interest rate for each portion of the Advance shall be equal to (x) the cost of funds determined by the Lender after consultation with, and explanation to, the Company plus (y) the Applicable Margin.
(c)    All computations of interest for the Advance shall be made on the basis of a year of 360 days and actual days elapsed. Interest shall accrue on each portion of the Advance for the day on which the Advance is made and/or the Interest Period was selected, and shall not accrue on any portion of the Advance for the day on which the Advance or such portion is paid. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.08     Prepayments of the Advance. The Company may, upon notice to the Lender, at any time or from time to time voluntarily prepay the Advance made to it in whole or in part without premium or penalty; provided that (a) such notice must be received by the Lender not later than 11:00 a.m. three Business Days prior to any date of prepayment, (b) any prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or such lower amount as may be agreed to by the Lender) or (c) if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Interest Period(s) of such portion of the Advance. The Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice of prepayment may state that such prepayment is conditioned upon the availability of other financing, in which case such notice may be revoked by the Company (by notice to the Lender prior to the specified date of such prepayment) if such condition is not satisfied (it being understood that any revocation by the Company of a notice of prepayment shall entitle the Lender to any amounts as set forth in Section 8.04(b)). Any prepayment of all or a portion of the Advance shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 8.04(b). Each such prepayment of all or a portion of the Advance shall be applied to the principal repayment installments thereof as the Company shall direct.
Section 2.09     Increased Costs.
(a)    If, at any time after the date of this Agreement, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall.
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender (except any reserve requirement included in the Eurocurrency Rate Reserve Percentage);
(ii)    subject the Lender to any tax of any kind whatsoever with respect to this Agreement, or the Advance made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes); or
(iii)    impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Advance made by the Lender;
and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Advance the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, the Company shall from time to time, upon written demand by the Lender pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost. A certificate as to the amount of such increased cost setting forth the basis for the calculation of such increased costs, submitted to the Company by the Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)    If, at any time after the date of this Agreement, the Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by the Lender or any corporation controlling the Lender and that the amount of such capital or liquidity is increased by or based upon the existence of the Lender’s commitment to lend hereunder and other commitments of this type (or similar contingent obligations), then, upon written demand by the Lender, the Company shall immediately pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender or such corporation in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of the Lender’s commitment hereunder. A certificate as to such amounts submitted to the Company by the Lender and setting forth the basis for the calculation of such amount shall be conclusive and binding for all purposes, absent manifest error.
(c)    Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
(d)    Without affecting its rights under any other provision of this Agreement, the Lender agrees that if there is any increase in any cost to or reduction in any amount receivable by the Lender with respect to which the Company would be obligated to compensate the Lender pursuant to Section 2.09(a) or Section 2.09(b), the Lender shall use reasonable efforts to select an alternative issuing office or Lending Office which would not result in any such increase in any cost to or reduction in any amount receivable by the Lender; provided, however, that the Lender shall not be obligated to select an alternative issuing office or Lending Office if the Lender determines that (i) as a result of such selection the Lender would be in violation of any applicable law, regulation, treaty, or guideline, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of the Lender.
(e)    Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Company shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than four months prior to the date that the Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the four-month period referred to above shall be extended to include the period of retroactive effect thereof).
(f)    Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 2.09 shall survive the payment in full (after the Termination Date) of all Obligations.
Section 2.10     Illegality.
(a)    Notwithstanding any other provision of this Agreement, if the Lender shall notify the Company that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful or impossible, or any central bank or other governmental authority asserts that it is unlawful, for the Lender or its Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, (i) the obligation of the Lender to make the Advance shall be suspended until the Lender shall notify the Company and the Lender that the circumstances causing such suspension no longer exist and (ii) the Company shall forthwith prepay in full the Advance of the Lender then outstanding, together with interest accrued thereon.
(b)    Without affecting its rights under any other provision of this Agreement, the Lender agrees that if it becomes unlawful or impossible for the Lender to make, maintain or fund all or a portion of the Advance as contemplated by this Agreement, the Lender shall use reasonable efforts to select an alternative Lending Office from which the Lender may maintain and give effect to its obligations under this Agreement with respect to making, funding and maintaining all or a portion of the Advance; provided, however, that the Lender shall not be obligated to select an alternative Lending Office if the Lender determines that (i) as a result of such selection the Lender would be in violation of any applicable law, regulation, or treaty, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of the Lender.
Section 2.11     Extension of the Termination Date. Subject to the provisions of this Section 2.11, the Company shall have the option to extend the Termination Date for one additional year, subject to the satisfaction of each of the following conditions:
(a)    The Company shall notify the Lender of its exercise of the option at least 45 days, but not more than 120 days, prior to the then scheduled Termination Date;
(b)    No Default or Event of Default shall have occurred and be continuing at the time of giving such notice pursuant to clause (a) above or on the then scheduled Termination Date;
(c)    The representations and warranties made by the Company in this Agreement and the other Loan Documents shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the then scheduled Termination Date;
(d)    The Borrower shall have delivered updates to the Lender of all the Schedules referred to in ARTICLE V hereof and such updated Schedules shall be acceptable to the Lender in its reasonable judgment;
(e)    At the time of the exercise of the extension hereunder, the Company shall have delivered (1) a certificate from a Responsible Officer demonstrating that the Company is in compliance with the covenants set forth in Section 7.03 of the Revolving Credit Agreement as of the end of the most recent Fiscal Quarter and (B) a certificate of a Responsible Officer certifying that such Responsible Officer has no knowledge of any change since the end of such Fiscal Quarter which would cause the Company to not be in compliance with the covenants set forth in Section 7.03 of the Revolving Credit Agreement; and
(f)    The Company shall have paid all reasonable out-of-pocket costs and expenses incurred by the Lender and all reasonable fees and expenses paid to third party consultants (including reasonable attorneys’ fees and expenses) by the Lender in connection with such extension.
ARTICLE III
PAYMENTS, TAXES, EVIDENCE OF DEBT, ETC.
Section 3.01     Payments Generally. All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Lender, at the Lender’s Office in the United States in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m., shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be included in computing interest or fees, as the case may be.
Section 3.02     Taxes.
(a)    Payments Free of Taxes.
(i)    Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Lender) require the deduction or withholding of any Tax from any such payment by the Lender or the Company, then the Lender or the Company shall be entitled to make such deduction or withholding.
(ii)    If the Company or the Lender shall be required (as determined in the good faith discretion of the Company or the Lender) by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) the Company or the Lender, as required by such Laws, shall withhold or make such deductions as are determined by it to be required, (B) the Company or the Lender, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Company shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.02) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Company. Without limiting the provisions of subsection (a) above, the Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnification. The Company shall, and does hereby agree to, severally indemnify the Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable by the Company under this Section 3.02) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by the Lender shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority as provided in this Section 3.02, the Company shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Lender.
(e)    Choice of Lending Office. Without affecting its rights under this Section 3.02 or any provision of this Agreement, the Lender agrees that if any Indemnified Taxes are imposed and required by law to be paid or to be withheld from any amount payable to the Lender or its Lending Office with respect to which the Company would be obligated pursuant to this Section 3.02 to increase any amounts payable to the Lender or to pay any such Indemnified Taxes, the Lender shall use reasonable efforts to select an alternative Lending Office which would not result in the imposition of such Indemnified Taxes; provided, however, that the Lender shall not be obligated to select an alternative Lending Office if the Lender determines that as a result of such selection the Lender would be in violation of an applicable law, regulation, or treaty, or would incur unreasonable additional costs or expenses.
(f)    Treatment of Certain Tax Benefits. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of, credit against, release or remission for, or repayment of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.02 (any such refund, credit, release, remission or repayment, a “Tax Benefit”), it shall pay to the Company an amount equal to such Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 3.02 with respect to the Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses (including Taxes) incurred by the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit), provided that the Company, upon the request of the Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) by the Lender in the event the Lender is required to repay such Tax Benefit to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the Lender be required to pay any amount to the Company pursuant to this subsection the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such Tax Benefit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.
(g)    The Lender agrees with the Company that it will take all reasonable actions by all usual means to (i) secure and maintain the benefit of all benefits available to it under the provisions of any applicable double tax treaty concluded by the United States of America to which it may be entitled by reason of the location of the Lender’s lending office or place of incorporation or its status as an enterprise of any jurisdiction having any such applicable double tax treaty, if such benefit would reduce the amount payable by the Company in accordance with this Section 3.02 and (ii) otherwise cooperate with the Company to minimize the amount payable by the Company pursuant to this Section 3.02; provided, however, that the Lender shall not be obliged to disclose to the Company any information regarding its tax affairs or tax computations or to reorder its tax affairs or tax planning pursuant thereto.

(h)    Survival. Each party’s obligations under this Section 3.02 any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
Section 3.03     Evidence of Debt/Borrowings.
(a)    The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to the Lender resulting from the Advance owing to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.
(b)    The Register maintained by the Lender pursuant to Section 8.07(b) shall include (i) the date and amount of each Borrowing made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable, and (iii) the amount of any sum received by the Lender from the Company hereunder.
(c)    The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.
(d)    Upon the request of the Lender to the Company, the Company shall execute and deliver, or cause to be executed and delivered, to the Lender a Note, which shall evidence the Lender’s Advance to the Company in addition to such accounts or records. The Lender may attach schedules to a Note and endorse thereon the date, amount and maturity of the Advance and payments with respect thereto.
ARTICLE IV
CONDITIONS OF LENDING
Section 4.01     Conditions Precedent to Effectiveness of This Agreement. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
(a)    The Lender shall have received the following in form and substance satisfactory to the Lender:
(i)    Executed counterpart of this Agreement.
(ii)    A Note made payable to the order of the Lender to the extent requested by the Lender pursuant to Section 3.03(b).
(iii)    Certified copies of the resolutions of the board of directors (or persons performing similar functions) of the Company approving transactions of the type contemplated by this Agreement and each of the Loan Documents.

(iv)    A copy of a certificate of the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of organization of the Company listing the certificate or certificate of incorporation (or similar Constitutive Document) of the Company and each amendment thereto on file in the office of such Secretary of State (or such governmental authority) and certifying (A) that such amendments are the only amendments to such Person’s certificate of incorporation (or similar constitutive document) on file in its office, (B) if customarily available in such jurisdiction, that such Person has paid all franchise taxes (or the equivalent thereof) to the date of such certificate and (C) that such Person is duly organized and is in good standing under the laws of the jurisdiction of its organization.
(v)    A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign each Loan Document and the other documents to be delivered hereunder.
(vi)    A favorable opinion of Orrick, Herrington & Sutcliffe LLP, special New York counsel to the Company, that is reasonably satisfactory to the Lender.
(vii)    A certificate of a Responsible Officer of the Company certifying that (A) the representations and warranties contained in Section 5.01 are correct on and as of the Effective Date, except to the extent that any such representation or warranty is stated to relate to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date, (B) no event has occurred and is continuing which constitutes an Event of Default or Default and (C) since January 31, 2015, there has been no (1) material adverse change in, or a material adverse effect on, the business, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole; (2) material impairment of the rights and remedies of the Lender under this Agreement, or of the ability of the Company to perform its obligations under this Agreement as and when due; or (3) material adverse effect upon the legality, validity, binding effect or enforceability against the Company of this Agreement.
(viii)    Such other documents as the Lender may reasonably request.
Section 4.02     Conditions Precedent to the Advance. The obligation of the Lender to make the Advance shall be subject to the further conditions precedent that on the date of the Advance the following statements shall be true:
(a)    The representations and warranties contained in Section 5.01 are correct on and as of the date of such Borrowing, before and after giving effect to the Advance, and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty is stated to relate to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date; and
(b)    No event has occurred and is continuing, or would result from such Credit Extension or from the application of the proceeds therefrom, which constitutes an Event of Default or Default.
(c)    The Company shall have paid all documented accrued fees and expenses of the Lender (including documented the accrued fees and expenses of counsel to the Lender) incurred in connection with this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.01     Representations and Warranties of the Company. The Company represents and warrants as follows:
(a)    Corporate Status. The Company is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and possesses all powers (corporate or otherwise) and all other authorizations and licenses necessary to carry on its business, except where the failure to so possess would not have a Material Adverse Effect.
(b)    Corporate Authority; Non-Contravention. The execution, delivery and performance by the Company of the Loan Documents and the consummation of the transactions contemplated thereby are within the Company’s powers (corporate or otherwise), have been duly authorized by all necessary action (corporate or otherwise), and do not (i) contravene the Company’s Constitutive Documents, (ii) violate any Requirements of Law, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other material instrument binding on or affecting the Company or any of its properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Company. The Company is not in violation of any such Requirements of Law or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.
(c)    Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of the Loan Documents.
(d)    Binding Effect. Each Loan Document is the legal, valid and binding obligation of the Company thereto enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(e)    Litigation. There is no pending or, to the Company’s knowledge, threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, (i) which has a reasonable probability (taking into account the exhaustion of all appeals and the assertion of all defenses) of having a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of any Loan Document.
(f)    Financial Statements. The Consolidated balance sheets of the Company and its Subsidiaries as of January 31, 2015, and the related Consolidated statements of income and retained earnings of the Company and its Subsidiaries for the Fiscal Year then ended, certified by Deloitte & Touche LLP, copies of which have been furnished to the Lender, fairly present in all material respects the Consolidated financial condition of the Company and its Subsidiaries taken as a whole as at such date and the results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.
(g)    Material Adverse Change. Since January 31, 2015, there has been no Material Adverse Change.
(h)    Compliance With Law. The Company and each of its Subsidiaries is in compliance with all Requirements of Law (including, without limitation, all applicable Environmental Laws) applicable to their respective properties, assets and business other than (i) where the failure to so comply would (as to all such failures to comply in the aggregate) not have a Material Adverse Effect or (ii) as described on Schedule IV.
(i)    ERISA. Except as provided in Schedule III:
(i)    Neither the Company nor any ERISA Affiliate is a party or subject to, or has any obligation to make payments, or incur any material Withdrawal Liability, to, any Multiemployer Plan.
(ii)    Schedule SB (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Plan, copies of which have been or will be filed with the Internal Revenue Service, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule SB there has been no material adverse change in such funding status which would reasonably be likely to result in a Material Adverse Effect.

(iii)    No ERISA Event has occurred with respect to any Plan that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be likely to result in a Material Adverse Effect.
(iv)    Neither the Company nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 or ERISA and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
(j)    Federal Reserve Regulations. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Advance will be used to purchase any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
(k)    Investment Company. Neither the Company nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
(l)    Disclosure. As of the Effective Date, no information, exhibit or report furnished by the Company to the Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading; provided that all financial projections, if any, that have been or will be prepared by the Company and made available to the Lender, have been or will be prepared in good faith based upon reasonable assumptions, it being understood by the Lender that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurances can be given that the projections will be realized.
(m)    OFAC. Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Sanctioned Jurisdiction (any Person described in clauses (i), (ii) or (iii) being a “Sanctioned Person”). The Company, its Subsidiaries and to the knowledge of the Company their respective officers, employees, directors and agents, are in compliance with applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company or any of its Subsidiaries being designated as a Sanctioned Person.
(n)    Anti-Corruption Laws. The Company and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintain policies and procedures designed to promote and achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with such laws.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.01     Affirmative Covenants. The Company will, unless the Lender shall otherwise consent in writing:
(a)    Preservation of Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), rights (charter and statutory), and franchises except if, in the reasonable business judgment of the Company or such Subsidiary, as the case may be, it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve and maintain such rights or franchises would not materially adversely affect the rights of the Lender or the ability of the Company to perform its obligations under the respective Loan Documents (it being understood that the foregoing shall not prohibit, or be violated as a result of, any transactions by or involving the Company or other Subsidiary otherwise permitted under Section 6.02); and maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.
(b)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws (including, without limitation, ERISA and all Environmental Laws), rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith or where the failure to comply would not have a Material Adverse Effect.
(c)    Visitation Rights. Permit the Lender, or any agents or representatives thereof, from time to time, during normal business hours, and upon reasonable prior notice, to examine and make copies of and abstracts from its records and books of account, to visit its properties, and to discuss the affairs, finances and accounts of the Company with any of their respective directors, officers or agents.

(d)    Maintenance of Books and Records. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with sound business practice.
(e)    Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, consistent with sound business practice, except where the failure to so maintain and preserve would not have a Material Adverse Effect.
(f)    Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (other than earthquake or terrorism insurance) in amounts, from responsible and reputable insurance companies or associations, with limitations, of types and on terms as is customary for the industry; provided, that, the Company and each of its Subsidiaries may self-insure risks and liabilities in accordance with its practice as of the date hereof and may in addition self-insure risks and liabilities in amounts as are customarily self-insured by similarly situated Persons in the industry.
(g)    Use of Proceeds. Use the proceeds of the Advance solely (i) for share repurchases, as permitted to under the Revolving Credit Agreement and (ii) for working capital, capital expenditures and other general corporate purposes of the Company and its Subsidiaries.
(h)    Anti-Corruption Laws. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with such laws.
Section 6.02     Negative Covenants. The Company will not, without the written consent of the Lender:
(a)    Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except (i) any Subsidiary of the Company may merge or consolidate with or into the Company or any Subsidiary of the Company and (ii) the Company may merge with any other Person so long as the Company is the surviving corporation.
(b)    Change in Nature of Business. Make any material change in the nature of the business of the Company and its Subsidiaries as conducted as of the date hereof.
(c)    Sanctions. Directly or indirectly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund, finance or facilitate any activities of or business with any individual or entity, or in any Sanctioned Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction as Lender) of Sanctions.
(d)    Anti-Corruption Laws. Directly or indirectly, or permit any Subsidiary to directly or indirectly, use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.
(e)    Covenants Under Revolving Credit Agreement. The Company will comply with each of the covenants set forth in Sections 7.01, 7.02 and 7.03 of the Revolving Credit Agreement (as such covenants may be amended from time to time), whether or not the Lender shall remain a party thereto. At such times as the Lender is no longer a party to the Revolving Credit Agreement, the Company will furnish to the Lender (i) each of the items specified in Section 7.04 of the Revolving Credit Agreement including any items requested by any lender thereunder at or prior to the time such items are furnished under the Revolving Credit Agreement (it being acknowledged and agreed to by Lender that to the extent any such documents are included in materials otherwise filed with the SEC, such documents may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address “www.gapinc.com” or any successor page notified to the Lender) and (ii) such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Lender, may from time to time reasonably request.
Section 6.03     Reporting Requirements. To the extent not otherwise furnished to the Agent under Section 7.04 of the Revolving Credit Agreement, the Company will furnish to the Lender:
(a)    As soon as available and in any event within 75 days after the end of each Fiscal Year, a copy of the annual report for such year for the Company and its Subsidiaries, containing Consolidated financial statements of the Company and its Subsidiaries for such Fiscal Year certified by Deloitte & Touche LLP or other independent public accountants reasonably acceptable to the Lender.
(b)    Together with the financial statements required by Section 6.03(a), a compliance certificate signed by the chief financial officer, treasurer or assistant treasurer of the Company stating (i) whether or not he or she has knowledge of the occurrence of any Event of Default or Default and, if so, stating in reasonable detail the facts with respect thereto and (ii) whether or not the Company is in compliance with the requirements set forth in Section 6.03 and showing the computations used in determining such compliance or non-compliance.

(c)    As soon as possible and in any event within five days after a Responsible Officer becomes aware of each Event of Default and Default, a statement of a Responsible Officer of the Company setting forth details of such Event of Default or Default and the action which the Company has taken and proposes to take with respect thereto.
(d)    Such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.03(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address “www.gapinc.com” (or any successor page notified to the Lender); or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender).
ARTICLE VII
EVENTS OF DEFAULT
Section 7.01     Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    Non-Payment. The Company shall fail to pay any principal of the Advance when the same becomes due and payable, and in the currency required hereunder; or shall fail to pay any interest on the Advance, fees or any other amounts hereunder within five days after the same become due and payable by it; or
(b)    Representations and Warranties. Any representation or warranty made by the Company in any Loan Document (whether made on behalf of itself or otherwise) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
(c)    Specific Covenants and Other Defaults. (i) The Company shall fail to perform or observe any covenant contained in Section 6.01(a) (as to the existence of the Company) or Section 6.02; or (ii) the Company shall fail to perform or observe such other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Lender; or

(d)    Cross-Default. The Company shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Debt hereunder) of the Company when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case as a result of a default thereunder and prior to the stated maturity thereof; or
(e)    Insolvency Proceeding, Etc. The Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)    Judgments. One or more judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Company and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 7.01(f) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the Company and the insurer covering full payment of such unsatisfied amount and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or
(g)    Change of Control. A Change of Control shall have occurred; or
(h)    Revolving Credit Agreement. Any “Event of Default” shall occur and be continuing under and, as defined in, the Revolving Credit Agreement as in effect on the date hereof without giving effect to any amendments or waivers thereto which have not been consented to by the Lender; or

(i)    ERISA. Any of the following events or conditions shall have occurred and such event or condition, when aggregated with any and all other such events or conditions set forth in this subsection (h), has resulted or is reasonably expected to result in liabilities of the Company and/or the ERISA Affiliates in an aggregate amount that would have a Material Adverse Effect:
(i)    any ERISA Event shall have occurred with respect to a Plan; or
(ii)    the Company or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or
(iii)    the Company or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, is insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA and, as a result of such reorganization, insolvency, termination or determination, the aggregate annual contributions of the Company and the ERISA Affiliates to all of the Multiemployer Plans that are in reorganization, are insolvent, being terminated or in endangered or critical status at such time have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency or termination occurs; or
(iv)    any failure to satisfy the applicable minimum funding standards under Section 412(a) of the Code or Section 302(a) of ERISA, whether or not waived, shall exist with respect to one or more of the Plans; or
(v)    or any Lien shall exist on the property and assets of any of the Company or any of the ERISA Affiliates in favor of the PBGC;
then, and in any such event, the Lender may, by notice to the Company, declare the Advance, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advance, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, the then outstanding portion of the Advance, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.
ARTICLE VIII
MISCELLANEOUS

Section 8.01     Amendments, Etc.
(a)    Lender. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Company.
(b)    Limitation of Scope. All waivers and consents granted under this Section 8.01 shall be effective only in the specific instance and for the specific purpose for which given.
Section 8.02     Notices, Etc.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule I, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices to the Lender pursuant to ARTICLE II if the Lender has notified the Company that it is incapable of receiving notices under such Article by electronic communication. The Lender or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, Etc. Each of the Company and the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic notices and Advance/Continuation Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Lender and its Related Parties from all losses, costs, expenses and liabilities resulting from the reasonable reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.
Section 8.03     No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 8.04     Costs and Expenses.
(a)    Expenses. The Company agrees to pay on demand all reasonable and documented costs and expenses of the Lender incurred in connection with the preparation, execution, delivery, modification and amendment of this Agreement, and the other documents to be delivered hereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of one counsel for the Lender (and appropriate local counsel) with respect thereto and with respect to advising the Lender as to its rights and responsibilities under this Agreement. The Company further agrees to pay on demand all costs and expenses of the Lender (including, without limitation, reasonable and documented fees and expenses of counsel), incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered hereunder and thereunder.
(b)    Breakage. If any payment of principal of any portion of the Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.08, acceleration of the maturity of the Advance pursuant to Section 7.01 or for any other reason, or if the Company fails for any reason to make any payment or prepayment of an Advance for which a notice of prepayment was given or that is otherwise required to be made, whether pursuant to Section 2.05, Section 2.08, Section 7.01 or otherwise, or if the Company fails to make payment of the Advance on its scheduled due date or any payment thereof in a different currency, or upon any failure by the Company (for a reason other than the failure of the Lender to make an Advance) to borrow or continue any portion of the Advance on the date or in the amount notified by the Company, the Company shall, upon written demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Advance.
(c)    Indemnification by the Company. The Company shall indemnify the Lender (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Lender (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) the Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 8.04(c) shall not apply with respect to Taxes other than any Taxes that represent losses arising from any non-Tax claim.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Company shall not assert, and the Company hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Advance or the use of the proceeds thereof. No Indemnitee referred to in subsection (c) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction.
(e)    The Company agrees that for purposes of any determination to be made under Section 2.06, Section 2.08, Section 2.10 or Section 8.04(b) the Lender shall be deemed to have funded the Advance with proceeds of Dollar deposits in the London interbank market.
(f)    Without prejudice to the survival of any other obligation of the Company hereunder, the indemnities and obligations contained in this Section 8.04 shall survive the payment in full of all the Obligations.
Section 8.05     Right of Set-Off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request to declare the Advance due and payable pursuant to the provisions of Section 7.01 or demand payment of all then outstanding Obligations, the Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its respective Affiliates may have. The Lender agrees to notify the Company promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 8.06     Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and the Lender and thereafter shall be binding upon and inure to the benefit of the Company and the Lender and their respective successors and assigns, except that the Company shall not have the right to assign its respective rights hereunder or any interest herein without the prior written consent of the Lender.
Section 8.07     Assignments and Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Company (such consent not to be unreasonably withheld); provided, the Lender may sell and grant participations of its rights and obligations hereunder without consent of the Company so long as the Company continues to deal solely with the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Register. The Lender shall maintain at the Lender’s Office a register for the recordation of the names and addresses of the Lender, and the Commitment, and principal amounts of the Advance owing pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, at any reasonable time and from time to time upon reasonable prior notice.
(c)    Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee for the Lender as a party hereto.
Section 8.08     Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Lender or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 8.09     Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 8.10     Independence of Provisions. All agreements and covenants hereunder shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.
Section 8.11     Confidentiality. The Lender (for purposes of this Section 8.11 a “Recipient”) agrees that it will not disclose to any third party any Confidential Information provided to it by the Company; except that Confidential Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its respective Affiliates on a nonconfidential basis from a source other than the Company. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
Section 8.12     Headings. Article and Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13     Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all previous understandings, written or oral, in respect thereof.
Section 8.14     Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Section 8.15     Consent to Jurisdiction.
(a)    Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any party hereto or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereby irrevocably agrees, to the fullest extent each may effectively do so, that each will not assert any defense that such courts do not have subject matter or personal jurisdiction of such action or proceeding or over any party hereto. Each of the parties hereby irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering of a copy of such process to such party at its address specified in Section 8.02 or by any other method permitted by law. Each of the parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Agreement.
(b)    Nothing in this Section 8.15 shall affect the right of any of the parties hereto to serve legal process in any other manner permitted by law or affect the right of any of the parties to bring any action or proceeding against any of the parties or their property in the courts of other jurisdictions.
Section 8.16     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8.17     USA PATRIOT Act. The Lender that is subject to the Act (as hereinafter defined) and the The Lender (hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Lender to identify the Company in accordance with the Act. The Company shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.
Section 8.18     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Company and its respective Affiliates, on the one hand, and the Lender, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its respective Affiliates, or any other Person and (B) the Lender does not have any obligation to the Company or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its respective Affiliates, and the Lender does not have any obligation to disclose any of such interests to the Company or any of its respective Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 8.19     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the

Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from the Company in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).
Section 8.20     WAIVER OF JURY TRIAL. THE COMPANY AND THE LENDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ADVANCE, OR THE ACTIONS OF THE LENDER IN CONNECTION WITH THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE COMPANY:

THE GAP, INC.

By: /s/ Roger Chelemedos
Name: Roger Chelemedos
Title: Senior Vice President – Finance and Treasurer

SIGNATURE PAGE TO CREDIT AGREEMENT

THE LENDER:

THE BANK OF NOVA SCOTIA

By: /s/ Eugene Dempsey
Name: Eugene Dempsey
Title: Director Corporate Banking

SCHEDULE I
COMPANY’S AND LENDER’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
COMPANY:
The Gap, Inc.
2 Folsom Street
San Francisco, California 94105
Attn: SPV Finance, Treasurer
Telephone: 415-427-2639
Telecopier: 415-427-4015
Electronic Mail: roger_chelemedos@gap.com
Website Address:    www.gap.com
U.S. Taxpayer Identification Number: 94-1697231
With a copy to:
Attn: Global General Counsel
Telephone: 415-427-6931
Telecopier: 415-427-6982
Electronic Mail: michelle_banks@gap.com
With a copy to:
Attn: General Counsel
Telephone: 415-427-2139
Telecopier: 415-427-7475
Electronic Mail: tom_lima@gap.com
LENDER:
The Bank of Nova Scotia
Global Wholesale Services
Loan Administration and Agency Services
720 King Street West, 2rd Floor.
Toronto, Ontario
M5V 2T3
Attn: US Corporate Loan Operations
Telephone: 416-649-4064 / 212-225-5705
Telecopier: 212-225-5709
Electronic Mail:  GWSLoanOps.USAgency@scotiabank.com

With a copy to:

The Bank of Nova Scotia
650 West Georgia Street, Suite 1800

Vancouver, British Columbia
V6B 4N7
Attn: Relationship Manager
Telecopier: 604-697-2200

SCHEDULE II
CHANGE OF CONTROL

1.	Doris F. Fisher

2.	Any person related by blood, adoption or marriage to Doris F. Fisher and any Person (as defined in this Agreement) as to which any such persons has beneficial ownership of the assets of such Person.

3.	The executive officers of The Gap, Inc. as of the Effective Date.

SCHEDULE III
ERISA MATTERS
None.

SCHEDULE IV
ENVIRONMENTAL MATTERS
None.

EXHIBIT A

ADVANCE/CONTINUATION NOTICE
Date: ___________, _____

To:	The Bank of Nova Scotia
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of October 15, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The Gap, Inc., a Delaware corporation, and The Bank of Nova Scotia, as lender.
The undersigned hereby requests (select one):

☐ A Borrowing of Advances	☐ A continuation of Advances
1.    On      (a Business Day).
2.    In the amount of $    .
3.    With an Interest Period of      months.
[Signature page follows]

A-1

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.
THE GAP, INC.
By: _____________________________________
Name: ___________________________________
Title: ____________________________________

A-2

EXHIBIT B
FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to The Bank of Nova Scotia or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of $400,000,000 advanced by the Lender to the Borrower under that certain Credit Agreement, dated as of October 15, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower and Lender.
The Borrower promises to pay interest on the unpaid principal amount of the Advance from the date of such Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All Advances, all payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is the Note referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Advance made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
[Signature page follows]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
THE GAP, INC.
By: ______________________________________
Name: ___________________________________
Title:_____________________________________

ADVANCE AND PAYMENTS with respect thereto

Date	Type of Advance Made	Amount of Advance Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By